Exhibit 99.1

SANSAL WELLNESS HOLDINGS, INC. ANNOUNCES NAME CHANGE TO VERITAS FARMS, INC.

AND TRADING SYMBOL CHANGE TO VFRM

Fort Lauderdale, Florida – February 4, 2019 - SanSal Wellness Holdings, Inc. the “Company”) (OTCQB: SSWH), a vertically-integrated agribusiness focused on producing full spectrum natural phytocannabinoid-rich industrial hemp extracts, is pleased to announce that the Company has changed its name to “Veritas Farms, Inc.”

In connection with the name change, effective with the market open on Tuesday, February 5, 2019, the Company’s common stock will commence trading on the OTCQB under the new stock ticker symbol “VFRM”. The new CUSIP number for the Company’s common stock is 92347N108.

Derek Thomas, Vice President of Business Development of Veritas Farms, Inc., commented, “This corporate name change is an important step forward to expand and leverage our established Veritas Farms™ hemp extract products brand with consumers, distributors, partners, investors, and the media. We anticipate this will enable the Company to build a readily identifiable and memorable high-quality brand in the rapidly growing and quickly evolving industrial hemp extract sector.”

Veritas Farms™ full spectrum hemp extract products include vegan capsules, tinctures, formulations for sublingual applications and infused edibles, lotions, salves, vape oils and pre-filled vape cartridges, and oral syringes in a variety of size formats and flavors. All Veritas Farms™ brand products are third-party laboratory tested for strength and purity.

For additional information and product purchase, visit www.sansalwellness.com and www.theveritasfarms.com.

About the Company

Veritas Farms, Inc. f/k/a SanSal Wellness Holdings, Inc. (OTCQB: SSWH) is a vertically integrated agribusiness focused on producing superior quality, whole-plant, broad spectrum phytocannabinoid-rich hemp oils and extracts. The Company currently operates a 140-acre farm and production facilities in Pueblo, Colorado, and is registered with the Colorado Department of Agriculture to grow industrial hemp. The Company markets and sells products under its Veritas Farms™ brand and also manufactures private label products for a number of leading distributors and retailers. The Company files periodic reports with the Securities and Exchange Commission, which can be viewed at www.sec.gov.

IR/Media Contact

Toll-Free: (888) 549-7888

E-mail: investors@sansalwellness.com

Cautionary Language Concerning Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, including those with respect to the Company’s mission statement and growth strategy, are “forward-looking statements.” Although the Company's management believes that such forward-looking statements are reasonable, it cannot guarantee that such expectations are, or will be, correct. These forward-looking statements involve many risks and uncertainties, which could cause the Company’s future results to differ materially from those anticipated. Potential risks and uncertainties include, among others, general economic conditions and conditions affecting the industries in which the Company operates; the uncertainty of regulatory requirements and approvals; and the ability to obtain necessary financing on acceptable terms or at all. Additional information regarding the factors that may cause actual results to differ materially from these forward-looking statements is available in the Company’s filings with the Securities and Exchange Commission. The Company assumes no obligation to update any of the information contained or referenced in this press release.